Exhibit 12.1
Canadian Imperial Bank of Commerce
Computation of Ratio of Earnings to Fixed Charges

	Twelve Months Ended October 31,
	2006	2005	2004	2003	2002
	(C$ millions except ratios)
Canadian GAAP
Earnings:
Income before income taxes, minority interests and income/loss from equity investees	3,299	828	2,848	2,162	282
Fixed charges, excluding interest on deposits	2,914	2,190	1,757	2,095	1,626

Subtotal	6,213	3,018	4,605	4,257	1,908
Interest on Deposits	6,105	4,346	3,391	3,776	4,647

Total	12,318	7,364	7,996	8,033	6,555

Fixed Charges:
Interest expense, excluding interest on deposits	2,729	1,978	1,545	1,883	1,478
Interest component of rental expense (1)	185	211	212	219	146
Interest capitalized	—	—	13	78	23
Amortization of subordinated indebtedness	—	—	—	—	2

Subtotal	2,914	2,189	1,770	2,180	1,649
Interest on Deposits	6,105	4,346	3,391	3,776	4,647

Total	9,019	6,535	5,161	5,956	6,296

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	2.13	1.38	2.60	1.95	1.16
Including interest on Deposits	1.37	1.13	1.55	1.35	1.04

U.S. GAAP

Earnings:
Income before income taxes, minority interests and income/loss from equity investees	3,575	710	2,974	2,515	(268)
Fixed charges, excluding interest on deposits	2,914	2,190	1,649	1,982	1,515

Subtotal	6,489	2,900	4,623	4,497	1,247
Interest on Deposits	6,105	4,346	3,391	3,776	4,647

Total	12,594	7,246	8,014	8,273	5,894

Fixed Charges:
Interest expense, excluding interest on deposits	2,729	1,978	1,437	1,770	1,367
Interest component of rental expense (1)	185	211	212	219	146
Interest capitalized	—	—	13	78	23
Amortization of subordinated indebtedness	—	—	—	—	2

Subtotal	2,914	2,189	1,662	2,067	1,538
Interest on Deposits	6,105	4,346	3,391	3,776	4,647

Total	9,019	6,535	5,053	5,843	6,185

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	2.23	1.32	2.78	2.18	(2)
Including interest on Deposits	1.40	1.11	1.59	1.42	(2)

1)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.

2)	Earnings for the year ended October 31, 2002 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$291 million.